UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2005

SS&C TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-28430	06-1169696

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On March 4, 2005, SS&C Technologies, Inc. (the “Company”) entered into a firm commitment letter (the “Fleet Commitment Letter”) with Fleet National Bank, a Bank of America Company (“Fleet”), regarding a two-year, $75,000,000 senior revolving credit facility (the “Credit Facility”) intended (1) to finance a portion of the Company’s proposed acquisition, by way of a takeover bid, of Financial Models Company Inc. (“FMC”) (the “Acquisition” and, together with the Credit Facility, the “Transaction”); (2) to pay fees and expenses incurred in connection with the Transaction; and (3) to provide ongoing working capital and cash for other general corporate purposes of the Company and its subsidiaries. The Company currently anticipates financing the Acquisition with approximately $60,000,000 of borrowings under the Credit Facility and approximately $100,000,000 from cash on hand.

     Pursuant to the terms of the Credit Facility, the Company will be permitted to borrow funds from Fleet, initially in the principal amount of $75,000,000 and including a $5,000,000 sublimit for the issuance of standby and commercial letters of credit. By the earlier of (1) June 30, 2005 or (2) 45 calendar days after the closing of the Acquisition, the maximum amount of borrowings under the Credit Facility will be reduced to $50,000,000 and all amounts outstanding in excess of $50,000,000 must be repaid. Each of the Company’s existing and future direct and indirect material subsidiaries will guarantee the Credit Facility, except for any subsidiary whose guarantee would result in a material adverse tax consequence to the Company. All guarantees will be guarantees of payment and not of collection. Loans outstanding under the Credit Facility may be prepaid at any time in whole or in part without premium or penalty, with limited exceptions. The closing of the Credit Facility, which will occur at the Company’s request on or after April 10, 2005 but no later than May 31, 2005, is subject to certain customary conditions precedent, including the accuracy of the Company’s representations and warranties, the absence of any material adverse changes in the business, assets, liabilities (actual or contingent), operations or financial condition of the Company, the absence of material pending or threatened litigation or other proceedings that would be reasonably expected to have a material adverse effect on the Company, Fleet’s satisfaction with any material amendment or modification to the Acquisition Agreement between the Company and FMC dated as of February 25, 2005, or any waiver by the Company of any condition thereto, and the receipt of required approvals. Interest on any loan extended under the Credit Facility will bear interest, at the option of the Company, at either Fleet’s prime rate or the Eurodollar rate plus 100 basis points. The Credit Facility will contain customary representations and warranties, as well as customary events of default and affirmative, negative and financial covenants.

     The Fleet Commitment Letter provides that the Company will reimburse Fleet from time to time on demand for all reasonable out-of pocket fees and expenses incurred in connection with the Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated by the Fleet Commitment Letter. The Company has paid Fleet a non-refundable commitment fee of $125,000 for Fleet’s firm commitment under the Fleet Commitment Letter.

     A copy of the Fleet Commitment Letter is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein. The foregoing summary of the Fleet Commitment Letter and the transactions contemplated thereby is qualified in its entirety by the complete text of the Fleet Commitment Letter filed herewith.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES, INC.
Date: March 9, 2005	By:	/s/ Patrick J. Pedonti
Patrick J. Pedonti
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commitment Letter, dated as of March 4, 2005, between Fleet National Bank, a Bank of America Company, and SS&C Technologies, Inc.